CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. NAMES
ROBERT B. JONES CHIEF OPERATING OFFICER

Palatine, IL, March 24, 2008: Acura Pharmaceuticals, Inc. (NASDAQ:ACUR) announced that Robert B. Jones has been named the Company's Senior Vice President and Chief Operating Officer effective April 7, 2008.  Mr. Jones is currently Vice President, Strategy and Business Analysis at Adolor Corporation, a specialty pharmaceutical company focused on developing and commercializing pain management products. Mr. Jones received his M.B.A. from the University of North Carolina and a B.S. degree from Cornell University.

Andy Reddick, President and CEO said: “Bob has over twenty years of leadership and hands-on pharmaceutical industry experience in a wide range of key disciplines including business development and strategic planning, finance, marketing, sales, commercial operations, and regulatory affairs. We welcome Bob to the Acura team and look forward to working with him to enhance shareholder value.”

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, our ability, and the ability of King Pharmaceuticals Research and Development, Inc. and other pharmaceutical companies, if any, with whom we may license our Aversion® Technology, to obtain necessary regulatory approvals and commercialize products utilizing the Aversion® Technology, the ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the ability to fulfill the FDA’s requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of our product candidates, the adequacy of the development program for our product candidates, changes in regulatory requirements, adverse safety findings relating to our product candidates, the risk that the FDA may not agree with our analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of our product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials, the regulatory approval process, and commercial supply. You are encouraged to review other important risk factors relating to our operations on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments. Our press releases may be reviewed at www.acurapharm.com.